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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE


Contact:
Laura Taylor                                       Joseph Vukson
USinternetworking, Inc.                            FitzGerald Communications
(410) 897-3615                                     (617) 588-2258
laura.taylor@usi.net                               jvukson@fitzcomm.com


              USINTERNETWORKING NAMES AT&T'S KEN SICHAU TO POST ON
                            USI'S BOARD OF DIRECTORS

    PRESIDENT OF AT&T BUSINESS SERVICES SALES NEWEST MEMBER TO THE USI BOARD

ANNAPOLIS, APRIL 19, 2000 -USinternetworking, Inc. (USi, Nasdaq: USIX), the leading Application Service Provider (ASP) today announced that Ken Sichau, President of AT&T Business Services Sales, will join USi's Board of Directors.

Sichau leads AT&T's nationwide business sales organization, which provides a full range of communications services, including data, Internet access and hosting; local, long-distance and international calling and wireless services. His organization generates $20 billion in annual revenue by serving the networking needs of businesses of all sizes.

"We're pleased to have Ken Sichau join USi's board of directors," said Christopher R. McCleary, Chairman and Chief Executive Officer of USi. "With 15 years experience in developing, marketing and selling leading-edge networking services, Ken brings a unique perspective on how companies can leverage networking technologies to improve their business."

Sichau, 45, has held a series of executive assignments in sales, marketing and operations during his 15 years with AT&T He has created new business units to launch AT&T into emerging markets, including managed data networks, integrated value-added solutions, call centers and electronic commerce.

Prior to joining AT&T, Sichau served in the U.S. Navy as a naval aviator. He holds an M.B.A. from Harvard University and a B.S. degree from the U.S. Naval Academy.



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ABOUT USINTERNETWORKING, INC.

USinternetworking Inc. (NASDAQ:USIX) is a leading Application Service Provider delivering e-commerce and enterprise software as a service. The Company's iMAP portfolio of service offerings delivers the rich functionality of leading software from Ariba, BroadVision, Lawson, Microsoft, Niku, Oracle, PeopleSoft, and Siebel as a continuously supported, flat rate monthly service via an advanced, secure global data center network. For more information, visit www.usi.net.

Internet Managed Application Provider, iMAP, AppHost, PriorityPeering, USiGSP, USiSAN and USiAccelerate are service marks of USinternetworking, Inc. All other trademarks are the property of their respective owners. USi strategic partners and providers are publicly traded on Nasdaq under the symbols: ARBA, BVSN, CSCO, MSFT, NIKU ORCL, PSFT and SEBL.

Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to USinternetworking Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in the Company's registration statement on Form S-1 declared effective by the Securities and Exchange Commission ("SEC") on April 8, 1999, the Company's Form 10-K filed with the SEC on March 30, 2000, and in our other reports filed from time to time with the SEC.





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